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                                                                    EXHIBIT 4.53

                             SUPPLEMENTAL INDENTURE

         Supplemental Indenture (this "Supplemental Indenture"), dated as of December 1, 1999, among Empress Casino Hammond Corporation, Hammond Residential, L.L.C. and Empress Casino Joliet Corporation (collectively, the "Subsidiary Guarantors"), each a Subsidiary of Horseshoe Gaming Holding Corp., a Delaware corporation (the "Company"), the successor to Horseshoe Gaming, L.L.C. ("LLC") under the Indenture, dated as of June 15, 1997 (the "Indenture"), among LLC, Robinson Property Group, Limited Partnership and U.S. Trust Company of Texas, N.A., as trustee (the "Trustee"), providing for the issuance of 9_% Senior Subordinated Notes due 2007 (the "Notes").

                               W I T N E S S E T H

         WHEREAS, the Company has heretofore executed and delivered to the Trustee a Supplemental Indenture, dated as of December 1, 1999, under which the Company assumed all of LLC's obligations under the Indenture and the Notes;

         WHEREAS, the Indenture provides that under certain circumstances the Subsidiaries of the Company are required to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiaries shall unconditionally guarantee all of the Company's obligations under the Notes and the Indenture on the terms and conditions set forth herein (the "Subsidiary Guarantee").

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Subsidiary Guarantors, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

         1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

         2. Agreement to Guarantee. The Subsidiary Guarantors jointly and severally irrevocably and unconditionally guarantee to each Holder of a Note authenticated and delivered by the Trustee and its successors and assigns, irrespective of the validity or enforceability of the Indenture, the Notes or the Obligations of the Company under the Indenture or the Notes, that (x) the principal and premium (if any) of and interest and Liquidated Damages, if any, on the Notes and related costs and expenses will be paid in full when due, whether at the maturity or interest payment date, by acceleration, call for redemption, upon an Offer to Purchase, or otherwise and interest on the overdue principal and premium (if any) of and interest and Liquidated Damages, if


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any, on the Notes and all other obligations of the Company to the Holders or the
Trustee under the Indenture or the Notes will be promptly paid in full or performed all in accordance with the terms of the Indenture and the Notes; and
(y) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, they will be paid in full when due in accordance with the terms of the extension or renewal, whether at maturity, by acceleration, call for redemption, upon an Offer to Purchase or otherwise.

         The obligations of the Subsidiary Guarantors to the Holders and to the Trustee pursuant to this Supplemental Indenture and the Indenture are expressly set forth in Article XII of the Indenture and reference is hereby made to such Indenture for the precise terms of this Supplemental Indenture.

         THE TERMS OF ARTICLE XII OF THE INDENTURE ARE INCORPORATED HEREIN BY REFERENCE.

         No past, present or future director, officer, employee, incorporator or stockholder (direct or indirect) of the Guarantors (or any such successor entity), as such, shall have any liability for any Obligations of the Guarantors under this Supplemental Indenture or the Indenture or for any claim based on, in respect of, or by reason of, such Obligations or their creation, except in their capacity as an obligor or Guarantor of the Notes in accordance with the Indenture.

         This is a continuing Guarantee and shall remain in full force and effect and shall be binding upon the Subsidiary Guarantors and their successors and assigns until full and final payment of all of the Obligations under the Notes and Indenture or until released in accordance with the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders, and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. This is a guarantee of payment and not of collectibility.

         The Obligations of the Subsidiary Guarantors under this Supplemental Indenture shall be limited to the extent necessary to ensure that they do not constitute a fraudulent conveyance under applicable law.

         3. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE, INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

         4. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

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         5. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

                             COMPANY:

                             HORSESHOE GAMING HOLDING CORP.

                                      ---------------------------------
                                      Name: Jack B. Binion
                                      Title:   President

                             THE SUBSIDIARY GUARANTORS:


                             EMPRESS CASINO HAMMOND CORPORATION


                             By:
                                 ---------------------------------------
                                      Name: Jack B. Binion
                                      Title:   President


                             EMPRESS CASINO JOLIET CORPORATION


                             By:
                                 --------------------------------------
                                      Name: Jack B. Binion
                                      Title:   President

                             HAMMOND RESIDENTIAL, L.L.C.

                             By:      EMPRESS CASINO HAMMOND
                                      CORPORATION,
                                      its Managing Member


                                      ---------------------------------
                                      Name: Jack B. Binion
                                      Title:   President


                                  THE TRUSTEE:

                                  U.S. TRUST COMPANY OF TEXAS, N.A.

                                  By:
                                      ---------------------------------
                                      Name:
                                      Title:



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